EXHIBIT 10.43

CERUS CORPORATION

FORM OF SEVERANCE BENEFITS AGREEMENT

Effective on June 1, 2009 (the “Effective Date”), [            ] (“Employee”) and Cerus Corporation (“Cerus” or the “Company”) hereby enter into the following Severance Benefits Agreement (the “Agreement”) which contains the terms and conditions for Employee’s receipt of severance benefits in the event of a termination of employment without Cause (as defined below) by the Company (excluding termination of employment due to Employee’s death or disability) at any time on or within six (6) months after the Effective Date.

1.	Employee shall be entitled to receive the Severance Benefits (as defined below), as his or her sole severance benefits, if: (a) Employee’s employment is terminated by Cerus for any reason other than for “Cause,” as defined below (excluding termination of employment due to Employee’s death or disability), on or within six (6) months after the Effective Date; (b) Employee’s termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)); (c) Employee signs, dates and returns a general release of all known and unknown claims in the form as the Company may require (the “Release”) within the time period set forth in the Release, but in no event later than forty-five (45) days after Employee’s termination, and Employee permits the Release to become effective in accordance with its terms; and (d) Employee timely returns, to the satisfaction of Cerus, all Company documents (and all copies thereof) and other property of the Company in Employee’s possession or control (including, but not limited to, any electronically recorded information) without retaining any reproductions.

2.	For purposes of this Agreement, the “Severance Benefits” are defined as follows:

(a) Cerus will provide severance pay to Employee in the total amount equivalent to three (3) months of Employee’s final base salary (the “Severance”). The Severance will be subject to required payroll deductions and withholdings, and will be paid in a lump sum on the sixtieth (60th) day following Employee’s termination date; and

(b) To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, Employee will be eligible to continue his or her group health insurance benefits at Employee’s own expense after the termination of employment. If Employee timely elects continued group health insurance coverage through COBRA, Cerus will pay the COBRA premiums necessary to maintain Employee’s level of health insurance coverage in effect as of the termination date (including the cost of dependent coverage, if applicable) for the earliest of: (i) three (3) months following the termination date (the “COBRA Payment Period”); (ii) the date that Employee becomes eligible for group health insurance benefits through a new employer; or (iii) the date that Employee ceases to be eligible for COBRA coverage. Thereafter, Employee will be solely responsible for all COBRA premiums and other health insurance costs. As part of this Agreement, Employee must promptly notify the Company, in writing, if he or she becomes eligible for group health insurance benefits through a new employer prior to the end of the COBRA Payment Period.

3.	For purposes of this Agreement, “Cause” shall mean the Company’s termination of Employee’s employment for any of the following reasons: (a) Employee is convicted (including a no contest or guilty plea) of any felony, or of any crime involving moral turpitude or involving the workplace (even if not a felony); (b) Employee participates in, or attempts to engage in, any fraud or act of dishonesty against the Company; (c) Employee willfully breaches his or her duties to the Company, including insubordination, misconduct, violation of Company policy, excessive absenteeism, or unsatisfactory performance of job duties; (d) Employee intentionally damages or misappropriates any property of the Company; (e) Employee materially breaches any written agreement with the Company (including, but not limited to, Employee’s Proprietary Information and Inventions Agreement); or (f) Employee engages in conduct that demonstrates unfitness to serve as determined within the sole discretion of Cerus.

4.	It is intended that each installment of the Severance Benefits is a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the Treasury Regulations. For the avoidance of doubt, it is intended that payments of the Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) provided under Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) of the Treasury Regulations. However, if the Company determines that the Severance Benefits (or any portion thereof) constitute “deferred compensation” under Section 409A and Employee is, on his or her separation from service, a “specified employee” of the Company (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payment of the Severance Benefits shall be delayed so that on the earlier to occur of: (a) the date that is six months and one day after Employee’s separation from service, and (b) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company shall pay to Employee a lump sum amount equal to the sum of the Severance Benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this paragraph.

5.

The Company shall reduce the Severance Benefits by any pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to Employee by the Company or an affiliate of the Company, that become payable in connection with Employee’s termination of employment pursuant to any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the California Plant Closing Act, or any other similar state law. Any such reductions shall be made such that any Severance Benefit provided under this Agreement shall be reduced solely by any similar type of benefit under such legal requirement (i.e., the Severance shall be reduced solely by any cash payments or severance benefits under such legal requirement, and any Company-paid COBRA premiums under the Agreement shall be reduced solely by any continued insurance benefits under such legal requirement). Such reductions shall be applied on a retroactive basis, with Severance Benefits previously paid being recharacterized as payments or benefits pursuant to the Company’s statutory obligation.

6.	The Severance Benefits will not be provided if: (a) at any time, Employee’s employment is terminated for Cause or due to Employee’s death or disability; (b) at any time, Employee terminates his or her employment for any reason; or (c) Employee’s employment is terminated by Cerus for any reason more than six (6) months after the Effective Date, regardless of whether such termination qualifies as a termination without Cause.

7.	Employee acknowledges and agrees that other than the benefits set forth in this Agreement and any vested rights that Employee may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account), following the termination of Employee’s employment Cerus only shall be obligated to provide Employee with accrued salary and accrued and unused vacation time earned through the termination date, unless otherwise required by law.

8.	Employee acknowledges and agrees that nothing in this Agreement alters Employee’s at-will employment relationship or assures Employee of a continuing position with the Company. Both Employee and the Company can terminate the employment relationship at any time, with or without Cause, and with or without advance notice.

9.	[Employee understands and agrees that the Severance Benefits are the sole severance benefits that he or she may become entitled to receive, and that Employee will not receive any other or additional severance benefits, whether under a severance benefit plan, or provided on a Company-wide or individual basis.]

10.	This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to severance benefits [with the exception of the following agreements or severance plan(s) under which Employee may be eligible for additional severance benefits: ]. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by Employee and a duly authorized officer of the Company. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures. This Agreement must be signed and dated by both parties to be effective and binding on the parties.

[Employee Name]	Date

CERUS CORPORATION

Lori L. Roll Vice President, Administration	Date